Exhibit 4.3

AMENDMENT NO. 1 TO THE

VECTIVBIO HOLDING AG

2021 EQUITY INCENTIVE PLAN

DATE APPROVED BY THE BOARD OF DIRECTORS: January 23, 2023

1.    Section 2(a) of the VectivBio Holding AG 2021 Equity Incentive Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following:

“Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of Ordinary Shares that may be delivered pursuant to Awards will not exceed 13,520,000 Ordinary Shares, plus a number of Ordinary Shares equal to the number of Returning Shares, if any, as such shares become available from time to time.”

2.    Except as set forth in this Amendment No. 1, the Plan shall be unaffected hereby and shall remain in full force and effect.

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I hereby certify that the foregoing amendment was duly adopted by the Board of Directors of VectivBio Holding AG as of January 23, 2023.

/s/ Scott Applebaum
Scott Applebaum, Chief Legal Officer

Signature Page to VectivBio Holding AG – Amendment No. 1 to 2021 Equity Incentive Plan